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[LETTERHEAD OF FIRST SOURCE BANCORP, INC.]                   NEWS RELEASE

                                                             NASDAQ Symbol: FSLA

                             FOR IMMEDIATE RELEASE


                                   Contacts: Christopher Martin
                                             Executive Vice President
                                             Chief Operating & Financial Officer
                                             First Source Bancorp, Inc.
                                             (732) 726-9700 ext. 5124

                                             George Hornyak, Jr.
                                             President & Chief Executive Officer
                                             Pulse Bancorp, Inc.
                                             (732) 257-2400


        FIRST SOURCE BANCORP, INC. ANNOUNCES MERGER WITH PULSE BANCORP, INC.

        WOODBRIDGE, N.J., July 9 / PRNewswire / -- First Source Bancorp, Inc. (Nasdaq: FSLA - news; "First Source"), a Woodbridge, New Jersey-based thrift holding company and parent to First Savings Bank, SLA, announced today the execution of a definitive agreement for Pulse Bancorp, Inc. (Nasdaq: PULS -news; "Pulse"), South River, New Jersey, parent company of Pulse Savings Bank, to merge with and into First Source. Pulse is a thrift holding company whose subsidiary bank operates five branch offices in Middlesex and Mercer counties with a sixth branch expected to open in the fourth quarter of 1998.

        Pulse has total assets of approximately $540.0 million, loans of $140.3 million, deposits of $428.1 million and stockholders' equity of $45.0 million. First Source will issue approximately 10.0 million shares of its common stock for all of the outstanding shares of Pulse in a tax-free exchange accounted for as a pooling-of-interests. The definitive agreement provides for an exchange ratio, whereby shareholders of Pulse will
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receive $32.00 of First Source stock, or 3.2 shares of First Source stock if the market price of First Source stock exceeds $10.00 per share, for each share of Pulse, subject to adjustment or termination if the price of First Source stock is less than $8.50 per share or more than $11.50 per share. Total transaction value is approximately $100 million.

        In connection with the execution of the definitive agreement, Pulse has granted to First Source an option to purchase 19.9% of Pulse's outstanding common stock and agreed to compensate First Source for termination of the contract under certain circumstances. The transaction is subject to approval by shareholders of each company, the New Jersey Department of Banking and Insurance and the Office of Thrift Supervision. The transaction is expected to close during the fourth quarter of 1998. On a pro forma basis, as of March 31, 1998 (also pro forma for First Source's "second step" stock conversion, which was completed on April 8, 1998), First Source would have had total assets of approximately $1.7 billion, total stockholders' equity of $299.1 million and more than 41.7 million shares of common stock outstanding. The holding company will do business through 23 branch offices in Middlesex, Monmouth, Mercer and Union counties, New Jersey.

        First Source's President and Chief Executive Officer, John P. Mulkerin said, "This transaction will combine two strong, community-oriented institutions with similar operating strategies. It will yield immediate benefits for both institutions' shareholders, employees and customers."
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        George Hornyak, President and Chief Executive Officer of Pulse, who will be one of two Pulse board members joining the Board of First Source, stated: "We are pleased to be joining with First Source to become part of the largest Middlesex County-based retail depository institutions. We look forward to involvement as directors and shareholders."

        First Source had total assets of $1.2 billion, deposits of $819.5 million and stockholders' equity of $104.2 million at March 31, 1998, which does not reflect the "second step" stock offering. As a result of the "second step", First Source raised $165.6 million of gross proceeds. First Source Bancorp, Inc. is the holding company for First Savings Bank, SLA, operating 17 full service banking offices headquartered in Woodbridge, New Jersey.

        Statements made in this release about management's intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Factors that could cause future results to vary materially from current expectations include, but are not limited to, changes in interest rates, competition by larger financial institutions, legislation and regulatory changes in the economy generally and in business conditions in the New Jersey market and management's ability to timely integrate the companies.